Exhibit 4.1

€520,000,000 ADDITIONAL FACILITY M ACCESSION AGREEMENT

To:	Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent

From:	The banks and financial institutions listed in Schedule 1 to this Agreement (the Additional Facility M Lenders)

	Date:	18 May 2007

UPC Broadband Holding B.V. (formerly known as UPC Distribution Holding B.V) - €1,072,000,000 Term Credit Agreement dated 16 January 2004 as amended from time to time (the Credit Agreement)

1.                                       In this Agreement:

Commitment Letter means the commitment letter between BNP Paribas, J.P. Morgan Plc and Toronto Dominion (Texas) LLC as Bookrunners and Mandated Lead Arrangers, BNP Paribas, JPMorgan Chase Bank, N.A. and Toronto Dominion (Texas) LLC as Underwriters and UPC Financing Partnership dated 9 February 2007 as amended by an amendment letter dated 26 March 2007.

Facility M means the €520,000,000 term loan facility which forms this Additional Facility.

Facility M Advance means a euro-denominated advance made to UPC Financing by the Additional Facility M Lenders under Facility M.

Facility M Commitment means, in relation to an Additional Facility M Lender, the amount in euros set opposite its name under the heading “Facility M Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Additional Facility M Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Majority Facility M Lenders means Additional Facility M Lenders the aggregate of whose Facility M Commitments exceeds 66 2/3 per cent. of the Facility M Commitments of all Additional Facility M Lenders.

VTR Facility means the senior secured credit facility agreement originally dated 20 September 2006 and made between VTR GlobalCom S.A. and International Communications LLC as the original borrowers, Citigroup Global Markets Inc., TD Securities (USA) LLC, BNP Paribas Securities Corp. and Santander Investment Securities Inc. as arrangers, Toronto Dominion (Texas) LLC as facility agent and Citibank, N.A., Agencia En Chile as collateral agent as amended and restated by an amended and restated senior secured credit facility agreement dated 18 May 2007 made between VTR GlobalCom S.A as borrower., Citibank N.A. as lender and Toronto Dominion (Texas) LLC as facility agent (as the same may be amended at any time from time to time).

VTR Group means the relevant holding company of United Chile LLC and its Subsidiaries

2.                                       Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.

3.                                       We refer to Clause 2.2 (Additional Facilities) of the Credit Agreement.

4.                                       This Agreement will take effect on the date on which the Facility Agent has notified UPC Broadband and the Additional Facility M Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility M Lenders (the Effective Date).

5.                                       We, the Additional Facility M Lenders, agree:

(a)                        to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.2 (Additional Facilities) of the Credit Agreement; and

(b)                       to become party to the Security Deed as Lenders and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of Lenders in accordance with Clause 9.3 (Transfers by Lenders) of the Security Deed.

6.                                       The Additional Facility Commitment in relation to an Additional Facility M Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Facility M Commitment.

7.                                       Any interest due in relation to Facility M will be payable on the last day of each Interest Period in accordance with Clause 8 (Interest) of the Credit Agreement.

8.                                       (a)                                  The Availability Period in relation to this Additional Facility is the period from and including the date of this Agreement up to and including the earlier of:

(i)                                      the first Utilisation Date under this Additional Facility; and

(ii)                                   31 December 2007,

or such later date as the Additional Facility M Lenders may agree at their discretion.

(b)                        Facility M may be drawn by one Advance and no more than one Request may be made in respect of Facility M under the Credit Agreement.

9.                                      (a)                        The Borrower must pay a non-utilisation fee computed at the rate of 2.00% per annum on the undrawn, uncancelled amount of each Additional Facility M Lenders’ Facility Commitment. The non-utilisation fee accrues on a daily basis on and from the 16 May 2007 up to and including the last day of the Availability Period and is payable quarterly in arrears from 16 May 2007 and on the last day of the Availability Period.

(b)                       The Facility Agent will distribute the non-utilisation fee to the Additional Facility M Lenders in accordance with Clause 14 (Distribution) of the Credit Agreement.

10.                                The Facility M Advance will be used:

(a)                                  first to finance any loan, deposit or similar arrangement (in respect of an amount equal to the amounts outstanding under the VTR Facility) with the Lenders under the VTR Facility; and

(b)                                 provided that the purpose in (a) above has first been satisfied, the Facility M Advance may also be used for general corporate and working capital purposes including the repayment of existing indebtedness.

11.                                 The Final Maturity Date in respect of this Additional Facility is the earlier of:

(a)                         31 December 2014; and

(b)                       if by the date (the Relevant Date) falling 90 days prior to the date on which the UPC Holding BV issued bonds due 2014 (the Bonds) fall due, those Bonds have not been repaid, redeemed or refinanced, the Relevant Date.

12.                                 The outstanding Facility M Advances will be repaid in full on the Final Maturity Date.

13.                                 The Borrower will ensure that the amount of the Facility M Advance must be no less than the aggregate amount of all amounts outstanding under the VTR Facility at the time the Facility M Advance is made.

14.                                 The Margin will be 2.00 per cent. per annum.

15.                                 The Borrower in relation to Facility M is UPC Financing.

16.                                 In the event that, on or before 16 May 2008 the whole or any part of an outstanding Facility M Advance is prepaid pursuant to Clause 7.3 (Voluntary prepayment) of the Credit Agreement, UPC Broadband will, at the same time, pay to each Additional Facility M Lender which is to receive any such prepayment an amount equal to 1 per cent. of the principal amount to be prepaid to that Additional Facility M Lender.  This paragraph 16 may be amended or waived with the prior written consent of the Facility Agent (acting on the instructions of all Additional Facility M Lenders) and UPC Broadband.

17.                                 Where an Additional Facility M Lender assigns, transfers or novates its rights and/or obligations in relation to Facility M under Clause 26.2 (Transfers by Lenders) of the Credit Agreement, such assignment, transfer or novation shall be in a minimum amount of €500,000.

18.                                 (a)                                  For the purposes of sub-paragraph (b) below, Date of Successful Syndication shall mean, in relation to each other Additional Facility M Accession Agreement, the day on which each of the Underwriters (as defined in the Commitment Letter) reduces its participation in each such Additional Facility M Accession Agreement to a hold of zero.

(b)                                 Facility M may be upsized by an aggregate amount of up to €250,000,000 by  an Additional Facility M Accession Agreement that specifies (along with the other terms specified therein) UPC Financing as the sole Borrower and which specifies Additional Facility M Commitments denominated in Euros, to be drawn in Euros, with the same Final Maturity Date and Margin as specified in this Additional Facility Accession Agreement.   Facility M shall not consolidate with any other Additional Facility M Accession Agreement until the Date of Successful Syndication.

(b)                                 For the purposes of paragraph 16 and this paragraph 18, references to Additional Facility M Lenders and Facility M Advances shall include Lenders and Advances made under any such further and previous Additional Facility M Accession Agreements.

(c)                                  If the Borrower so requests, an Interest Period for a Facility M Advance will end on the same day as the current Interest Period for any other Facility M Advance denominated in the same currency as that Facility M Advance.  On the last day of those Interest periods, those Facility M Advances will be consolidated and treated as one Facility M Advance.

19.                                The representations and warranties set out in Clause 15 (Representations and Warranties) of the Credit Agreement (with the exception of Clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works Council), 15.19 (Borrower Group Structure), 15.20 (ERISA), 15.24 (UPC Financing) and 15.25 (Dutch Banking Act)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement

20.                                 We confirm to each Finance Party that:

(a)                         we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)                       we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

21.                                 Each of the Additional Facility M Lenders agrees that without prejudice to Clause 26.3 of the Credit Agreement, each New Lender (as defined in the Novation Certificate) shall become, by the execution by the Facility Agent of such Novation Certificate (in the form of Schedule 3 to this Additional Facility accession Agreement), bound by the terms of this Agreement as if it were an original party hereto as an Additional Facility M Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility M Lender.

22.                                 Each Additional Facility M Lender amends the notice period in respect of drawdown requests under Clause 5.1 (Delivery of Request) of the Credit Agreement in respect of this Facility M from three Business Days before the Utilisation Date to two Business Days before the Utilisation Date.

23.                                 The Facility Office and address for notices of each Additional Facility M Lender for the purposes of Clause 32.2 (Addresses for notices) of the Credit Agreement will be that notified by each Additional Facility M Lender to the Facility Agent.

24.                                 This Agreement is governed by English law.

25.                                 This Agreement may be executed in any number of counterparts and, in the case of each Additional Facility M Lender, each Additional Facility M Lender’s counterpart will, only contain the details of that Additional Facility M Lender, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.  All such counterparts shall be read together as one agreement.

SCHEDULE 1

ADDITIONAL FACILITY M1 LENDERS AND COMMITMENTS

Additional Facility M Lender	Facility M Commitment
(€)

Toronto Dominion (Texas) LLC	520,000,000

Total	€520,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.                                      Constitutional Documents

(a)                                  A copy of the constitutional documents of each Obligor (other than UPC Financing) and the partnership agreement of UPC Financing or, if the Facility Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Facility Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)                                 An extract of the registration of each Obligor established in the Netherlands in the trade register of the Dutch Chamber of Commerce.

2.                                      Authorisations

(a)                                  A copy of a resolution of the board of managing and, to the extent applicable, board of supervisory directors (or equivalent) and, to the extent that a shareholders’ resolution is required, a copy of the shareholders’ resolution of each Obligor:

(i)                                     approving the terms of and the transactions contemplated by this Agreement and (in the case of UPC Broadband and UPC Financing) resolving that it execute the same (and, in the case of the Guarantors and the Charging Entities (as defined in the Security Deed) resolving that it execute the confirmation described at paragraph 4(b) below; and

(ii)                                  (in the case of UPC Broadband and UPC Financing) authorising the issuance of a power of attorney to a specified person or persons to execute this Agreement on its behalf and (in the case of the Guarantors and the Charging Entities (as defined in the Security Deed)) authorising the issuance of a power of attorney to a specified person or persons to execute the confirmation described in paragraph 4(b) below.

(b)                                 A specimen of the signature of each person authorised pursuant to its constitutional documents or to the power of attorney referred to in paragraph (a) above to sign this Agreement or the confirmation described in paragraph 4(b) below (as appropriate).

(c)                                  A certificate of an authorised signatory of UPC Broadband and UPC Financing certifying that each copy document specified in this Schedule and supplied by UPC Broadband or UPC Financing (as the case may be) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d)                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified UPC Broadband is necessary in connection with the entry into and performance of, and the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

3.                                      Legal opinions

(a)                                  A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)                                 A legal opinion of Allen & Overy LLP, Dutch legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)                                  A legal opinion of Allen & Overy LLP, New York legal advisers to the Facility Agent, addressed to the Finance Parties.

4.                                      Other documents

(a)                                  Confirmation (in writing) from (i) each of the Guarantors that its obligations under Clause 14 (Guarantee) of the Credit Agreement and (ii) each of the Charging Entities (as defined in the Security Deed) that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of Facility M and that such obligations shall be owed to each Finance Party including the Additional Facility M Lenders.

(b)                                 A security agreement dated at or around the date of this Agreement between the Borrower and Citibank N.A. as sole lender under the VTR Facility.

(c)                                  A charge over each security agreement dated at or around the date of this Additional Facility M Accession Agreement, in each case between the Borrower and TD Bank Europe Limited as security agent.

(d)                                 A copy of the VTR Facility.

SCHEDULE 3

NOVATION CERTIFICATE

To:	[ ] as Facility Agent and [BORROWER]

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date: [ ]

UPC Broadband Holding B.V. - e1,072,000,000 Term Credit Agreement dated 16 January, 2004 (the Credit Agreement)

We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.  Terms defined in the Credit Agreement or, if not defined in the Credit Agreement, the Additional Facility Accession Agreement between the Facility Agent, the Security Agent and the Additional Facility M Lenders dated [         ] 2007, have the same meaning in this Novation Certificate.

1.                                       We [             ] (the Existing Lender) and [     ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.

2.                                       The New Lender confirms that it is bound by the terms of the Additional Facility Accession Agreement as if it were an original party thereto as an Additional Facility M Lender and shall acquire the same rights and assume the same obligations towards the other parties to this Agreement as would have been acquired and assumed had the New Lender been an original party to this Agreement as an Additional Facility M Lender.

3.                                       The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.                                       This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.

5.                                       The specified date for the purposes of Clause 26.3 (c) (Procedure for novations) is [                                      ] 2007.

6.                                       This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]

[Facility Office	Address for notices for administrative purposes

Address for notices for credit purposes]

[Existing Lender]	[New Lender]	[ ]

By:	By:	By:

Date:	Date:	Date:

SIGNATORIES

SIGNATURES OF ALL FACILITY M LENDERS

TORONTO DOMINION (TEXAS) LLC

By:	Authorized signatory

TORONTO DOMINION (TEXAS) LLC as Facility Agent

By:	Authorized signatory

TD BANK EUROPE LIMITED as Security Agent

By:	Authorized signatory

UPC BROADBAND HOLDING B.V.

By:	Authorized signatory

By:	Authorized signatory

UPC FINANCING PARTNERSHIP

By:	Authorized signatory

By:	Authorized signatory